KPMG LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
AIP Alternative Strategies Funds:

We consent to the use of our report dated March 2, 2009, incorporated by reference herein, to Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund, each a series of the AIP Alternative Strategies Funds, and to the references to our Firm under the headings “Financial Highlights” in Part A and “Independent Registered Public Accounting Firm” in Part B of the Registration Statement.

/s/ KPMG LLP

Milwaukee, WI
April 27, 2009